Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (In millions, except per share amounts)

	(unaudited) 1st Quarter Ended 3/31/04	(unaudited) 2nd Quarter Ended 6/30/04	(unaudited) 3rd Quarter Ended 9/30/04	(unaudited) 4th Quarter Ended 12/31/04	Twelve Months Ended 12/31/04
Net Revenues
Entertainment:
Domestic TV networks	$24.4	$22.5	$24.5	$25.5	$96.9
International	10.5	10.4	11.3	13.1	45.3
Online subscriptions	5.2	4.9	5.3	6.1	21.5
E-Commerce	4.8	3.8	3.4	6.7	18.7
Other	1.6	1.8	1.6	1.8	6.8

Total Entertainment	46.5	43.4	46.1	53.2	189.2

Publishing:
Playboy magazine
Subscription	13.4	12.7	12.5	12.5	51.1
Newsstand	4.3	2.6	2.7	4.5	14.1
Advertising	7.7	9.5	9.4	9.7	36.3

Total Playboy magazine	25.4	24.8	24.6	26.7	101.5

Other Domestic publishing	2.7	2.8	3.4	3.0	11.9
International publishing	1.6	1.5	1.5	1.8	6.4

Total Publishing	29.7	29.1	29.5	31.5	119.8

Licensing:
International licensing	3.2	2.6	3.1	3.2	12.1
Domestic licensing	0.8	0.7	0.7	0.8	3.0
Entertainment licensing	0.5	0.5	0.5	0.5	2.0
Marketing events	0.2	2.3	0.2	0.3	3.0
Other	0.0	0.1	0.1	0.1	0.3

Total Licensing	4.7	6.2	4.6	4.9	20.4

Total net revenues	$80.9	$78.7	$80.2	$89.6	$329.4

Results of Operations
Entertainment	7.6	3.0	7.9	$14.6	33.1
Publishing	1.9	2.1	1.2	1.0	6.2
Licensing	2.6	2.4	2.6	2.9	10.5
Corporate Administration & Promotion	(4.6)	(4.4)	(5.0)	(4.2)	(18.2)

Segment income	7.5	3.1	6.7	14.3	31.6

Restructuring expenses	0.0	0.0	0.0	(0.7)	(0.7)

Operating income	7.5	3.1	6.7	13.6	30.9

Investment income	0.1	0.1	0.1	0.3	0.6
Interest expense	(4.2)	(3.6)	(2.9)	(3.0)	(13.7)
Amortization of deferred financing fees	(0.4)	(0.3)	(0.3)	(0.3)	(1.3)
Minority interest	(0.4)	(0.3)	(0.4)	(0.3)	(1.4)
Equity in operations of investments	0.0	0.0	0.0	(0.1)	(0.1)
Litigation settlement	0.0	0.0	0.0	5.6	5.6
Debt extinguishment expense	0.0	(5.9)	0.0	0.0	(5.9)
Other, net	(0.4)	(0.3)	(0.1)	(0.1)	(0.9)

Income (loss) before income taxes	2.2	(7.2)	3.1	15.7	13.8
Income tax expense	(0.3)	(1.1)	(1.2)	(1.2)	(3.8)

Net income (loss)	1.9	(8.3)	1.9	14.5	10.0
Dividend requirements of preferred stock	(0.3)	(0.1)	0.0	0.0	(0.4)

Net income (loss) applicable to common shareholders	$1.6	$(8.4)	$1.9	$14.5	$9.6

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (In millions, except per share amounts)

	Twelve Months Ended December 31,
	2004	2003	2002
Net Revenues
Entertainment:
Domestic TV networks	$96.9	$95.3	$94.4
International	45.3	37.9	19.1
Online subscriptions	21.5	18.2	11.0
E-Commerce	18.7	16.8	14.4
Other	6.8	7.5	13.7

Total Entertainment	189.2	175.7	152.6

Publishing:
Playboy magazine
Subscription	51.1	50.1	50.6
Newsstand	14.1	15.8	11.7
Advertising	36.3	36.1	32.4

Total Playboy magazine	101.5	102.0	94.7

Other Domestic publishing	11.9	13.0	11.7
International publishing	6.4	5.7	5.4

Total Publishing	119.8	120.7	111.8

Licensing:
International licensing	12.1	8.0	5.6
Domestic licensing	3.0	3.2	3.3
Entertainment licensing	2.0	1.4	0.5
Marketing events	3.0	2.9	2.8
Other	0.3	3.9	1.0

Total Licensing	20.4	19.4	13.2

Total net revenues	$329.4	$315.8	$277.6

Results of Operations
Entertainment	$33.1	$30.9	$23.4
Publishing	6.2	5.2	2.7
Licensing	10.5	10.3	4.6
Corporate Administration & Promotion	(18.2)	(16.6)	(15.8)

Segment income	31.6	29.8	14.9

Restructuring expenses	(0.7)	(0.3)	(6.6)
Gain on disposal	-	-	0.4

Operating income	30.9	29.5	8.7

Investment income	0.6	0.4	0.1
Interest expense	(13.7)	(16.3)	(15.1)
Amortization of deferred financing fees	(1.3)	(1.4)	(1.0)
Minority interest	(1.4)	(1.7)	(1.7)
Equity in operations of investments	(0.1)	(0.1)	0.3
Litigation settlement	5.6	(8.5)	-
Debt extinguishment expenses	(5.9)	(3.3)	-
Vendor settlement	-	-	0.7
Other, net	(0.9)	(1.2)	(0.6)

Income (loss) before income taxes	13.8	(2.6)	(8.6)

Income tax expense	(3.8)	(5.0)	(8.5)

Net income (loss)	10.0	(7.6)	(17.1)
Dividend requirements of preferred stock	(0.4)	(0.9)	-

Net income (loss) applicable to common shareholders	$9.6	$(8.5)	$(17.1)